Exhibit 23.2


                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated March 13, 1997 accompanying the financial statements of Bradley Pharmaceuticals, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."


     /s/ Grant Thornton LLP

     GRANT THORNTON LLP


     Parsippany, New Jersey
     October 14, 1997